Data & Consulting Services
Division of Schlumberger Technology Corporation

1310 Commerce Drive
Park Ridge 1
Pittsburgh, PA 15275-1011
Tel: 412-787-5403
Fax: 412-787-2906

Schlumberger

23 March 2006

Aurora Energy, Ltd.
4110 Copper Ridge Dr, Ste 100
Traverse City, Michigan 49684

To whom it may concern:

RE: CONSENT OF SCHLUMBERGER DATA & CONSULTING SERVICES

We hereby consent to the use of the name "Data & Consulting Services (DCS) Division of Schlumberger Technology Corporation" and the use of any references to such entities, and the inclusion of and references to our reports, or information contained therein, dated February 7 and February 8, 2006, prepared for Aurora Energy, Ltd. in the Form 10-KSB for the filing dated on or about March 31, 2006.

Pittsburgh, Pennsylvania
March 23, 2006

Joseph H. Frantz, Jr.

Joseph H. Frantz, Jr.
Consulting and Solutions Services Operations Manager
US Land East-North